Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective this 15th day of September, 2010 (the “Date of Grant”) by and between Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Charles A. Johnson (the “Grantee”).

WHEREAS, in connection with the Executive Employment Agreement, dated August 12, 2010, by and between the Company and the Grantee (the “Executive Employment Agreement”), the Company agreed to grant to the Grantee 150,000 restricted stock units (the “Units” or the “Grant”) as an inducement to Grantee to accept employment with the Company as the Company’s Executive Vice President of Research and Development and Chief Medical Officer; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has authorized the Company to grant the Units as an inducement grant to the Executive outside of the Company’s Amended and Restated 2010 Equity Compensation Plan consistent with Nasdaq Marketplace Rule 5635(c)(4).

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Units. The Company hereby grants to the Grantee 150,000 Units. Each Unit is equivalent in value to one share of the common stock of the Company (the “Company Stock”), and shall entitle the Grantee to receive from the Company, subject to Section 2 of this Agreement, one share of Company Stock. Except as otherwise specifically set forth herein, capitalized terms contained in this Agreement shall have the respective meanings given to them in the Executive Employment Agreement and shall survive the termination of the Executive Employment Agreement.

2. Vesting of Units. The Units are subject to forfeiture to the Company until such time as they vest and become nonforfeitable as set forth below in this Section 2.

(a) Units shall vest and become nonforfeitable in the manner provided below, if the Grantee is Employed by the Employer (as defined below) on the applicable date. For this purpose, the term “Shares” refers to the number of shares underling that portion of the Units that vests in the manner described under Vest Type and Full Vest Date. The term “Vest Type” describes how the Units covering those shares will vest before the Full Vest Date. For example, if Vest Type is “annual”, the Units will vest with respect to those shares on a pro rata basis on each anniversary of the Date of Grant. The term “Full Vest Date” is the date on which that portion of the Grant covering all of the corresponding shares set forth in the “Shares” column will be fully vested.

Shares	Vest Type	Full Vest Date
37,500	Annual	1st Anniversary of the Date of Grant

112,500	Annual (vesting ratably on an annual basis over the next three years following the 1st anniversary of the Date of Grant)	4th Anniversary of the Date of Grant

(b) Except as otherwise provided herein or in the Executive Employment Agreement, the terms of which are deemed included herein and shall control in the event of any conflict, upon the Grantee’s Separation from Service (as defined in Section 11 hereof) with the Employer for Death or Disability, any Units which have not vested as of such date shall immediately vest. If the Grantee experiences a Separation from Service for any other reason, any Units which have not vested as of such date shall immediately and automatically be forfeited.

(c) The issuance of the Company Stock underlying the Units that have become vested and nonforfeitable (including the issuance of stock certificates evidencing the Common Stock) is subject to the satisfaction of any withholding obligations (including federal and state income, and FICA taxes), as described in Section 3, below.

3. Delivery of Company Stock. Subject to Section 6.2 of the Grantee’s Executive Employment Agreement and the Grantee’s satisfaction of any withholding obligations (including federal and state income, and FICA taxes) in connection with the Grantee’s receipt of any Units, as soon as administratively feasible following the scheduled vesting date of such Units per Section 2(a) or sixty (60) days following an earlier vesting date that occurs as a result of the Grantee’s separation from service (the “Delivery Date”), the Grantee shall receive stock certificates (or other appropriate documentation) evidencing the conversion of the vested Units into Company Stock. The Grantee’s withholding obligations, if any, shall be satisfied by making a payment to the Company in cash, by personal check, or by a reduction of the number of Shares deliverable to the Grantee, at the Grantee’s election, in an amount sufficient to satisfy such withholding obligations. The withholding of the Units vesting shall be paid by reduction if Grantee has not elected prior to the vesting date and made any cash payment due on or prior to the vesting date. Notwithstanding anything herein to the contrary, the Units shall be construed in a manner that would not result in an excise tax under Section 409A of the Code as described in Section 6.2 of the Executive Employment Agreement which is incorporated herein by reference and shall survive the termination of the Executive Employment Agreement.

4. Rights as Unit Holder. The Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units. Grantee shall have all of the rights and privileges of a holder of Company Stock with respect to the shares of Company Stock that he receives in satisfaction of his Units pursuant to this Agreement.

5. Stock Splits, etc. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares; (ii) by reason of a merger, reorganization, or consolidation; (iii) by reason of a reclassification or change in par value; or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the number of shares covered by this Grant, the kind of shares issued under this Grant shall be appropriately adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under this Grant; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share. Any adjustments determined by the Company shall be final, binding, and conclusive.

6. Tax Consequences. The Grantee understands and agrees that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the vesting of the Units. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that, except as otherwise specifically provided in the Executive Employment Agreement, the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

7. Restriction on Transfer. None of the Units or any beneficial interest therein shall be transferred, encumbered, pledged or otherwise alienated or disposed of in any way except by will or by the laws of descent and distribution.

8. Restrictive Legends. Stock certificates provided to the Grantee evidencing the Company Stock received hereunder shall bear such legends as the Company deems necessary or desirable under the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations promulgated thereunder.

9. Requirements for Issuance or Transfer of Shares. No Company Stock shall be issued or transferred in connection with the Grant under this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with. This Grant made shall be conditioned on the Grantee’s undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under this Agreement (or other evidence of ownership) will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

10. Change in Control. The provision of the Inspire Executive Change in Control Severance Benefit Plan (or successor plan, if any), as in effect from time-to-time during the term of this Agreement, shall apply to the Option (it being understood that the Company may choose to terminate such plan without a successor plan being adopted).

11. Definitions.

(a) “Separation from Service” shall mean the date on which the Grantee experiences a separation from service with the Company as defined in Section 409A of the Code and the regulations promulgated thereunder.

(b) “Employed by the Employer” shall mean employment as an employee of the Employer.

(c) “Employer” shall mean the Company and its parent and subsidiary corporations, as determined by the Board of Directors of the Company (the “Board”).

12. Administration. The Committee shall have the authority to interpret and construe the terms of this Agreement in a manner consistent with the terms of the Executive Employment Agreement. Notwithstanding the foregoing, all determinations with regard to matters covered by the Executive Employment Agreement shall be resolved in accordance with the dispute resolution provisions provided therein and such resolutions shall be binding with regard to such matters for purposes of this Agreement.

13. Amendment of Agreement. This Agreement may only be modified or amended in a writing signed by both parties.

14. Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

15. Further Assurances. The Grantee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

16. No Employment or Other Rights. The grant of Units hereunder shall not confer upon the Grantee any right to be retained by, or to continue in, the employ of the Employer.

17. Compliance with Law. The Committee may from time to time impose any conditions on the Units or the Company Stock underlying the Units as it deems necessary or advisable to ensure that this Grant satisfies the conditions of Rule 16b-3, and that Units are issued and the underlying Company Stock are resold in compliance with the Securities Act.

18. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without giving effect to the conflicts of laws provisions thereof.

19. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Compensation Committee at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina, 27703-8466, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as a party may designate to the other party in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

20. Headings. Paragraph headings are for reference only. In the event of a conflict between a title and the content of a Paragraph, the content of the Paragraph shall control.

21. Counterparts. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

INSPIRE PHARMACEUTICALS, INC.:

By:	/s/ Joseph M. Spagnardi

Name:	Joseph M. Spagnardi

Title:	SVP, General Counsel & Secretary

I hereby accept the Units described in this Agreement, and I agree to be bound by the terms of this Agreement.

GRANTEE:

By:	/s/ Charles A. Johnson

Grantee:	Charles A. Johnson